For Immediate Release

Patrick Industries, Inc. Completes Amendment of Its Credit Agreement

ELKHART, IN – December 11, 2008 – Patrick Industries, Inc. (NASDAQ: PATK), a leading manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, announced today that it has entered into a second amendment and waiver (the “Amendment”) to its senior secured credit agreement dated May 18, 2007 (the “Credit Agreement”). The Amendment includes both the addition and modification of certain definitions, terms and reporting requirements and amends the termination date of the Credit Agreement to expire on January 3, 2011.

The Company previously reported in its second quarter 2008 Form 10-Q that it was anticipating a third quarter violation of certain covenants under the terms of the Credit Agreement, and subsequently reported in its third quarter 2008 Form 10-Q that it was in violation of those covenants. The lenders have agreed to waive any Event of Default (as defined in the Credit Agreement) resulting from the Company’s failure to comply with those covenants for the computation period ended September 28, 2008. In addition, the financial covenants have been amended to eliminate certain covenants in lieu of covenants more suited to current and expected operating conditions.

The Company’s credit facility will continue to consist of a term loan and a revolving line of credit. Borrowings under the revolving line of credit are subject to a borrowing base, up to a borrowing limit of $33.0 million. The principal amount outstanding under the term loan of approximately $38.5 million at September 30, 2008 remains unchanged under the amended terms. Pricing under the revolving line of credit and the term loan has been adjusted to be more consistent with current market rates for similar credits.

As part of the lenders’ consideration for the Amendment, on December 11, 2008, the Company entered into a Warrant Agreement under which the Company issued warrants to the lenders to purchase an aggregate of 474,049 shares of common stock, subject to adjustment, at an exercise price per share of $1 (the “Warrants”). The Warrants are subject to anti-dilution provisions and expire on December 11, 2018.

In connection with the Warrants and the Warrant Agreement, on December 11, 2008, the Company amended its existing Registration Rights Agreement with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. to include the shares of common stock that may be issued upon the exercise of the Warrants by the lenders.

At September 28, 2008, the Company reclassified $45.5 million of its long-term debt to current liabilities until such time as an amended and/or new credit facility was established. It is anticipated that the noncurrent portion of total long-term debt outstanding at December 31, 2008 will be reclassified to noncurrent liabilities. In addition, the Company anticipates terminating its existing interest rate swap agreements, which were entered into in March 2005 and July 2007, in the fourth quarter of 2008.

"We are pleased to have entered into this amendment of our credit agreement during these uncertain times in the major markets Patrick serves," stated Todd Cleveland, President and Chief Operating Officer. "The revised terms of the credit agreement provide Patrick with important operating and financial flexibility through the end of 2010 as we navigate through the continuing depressed conditions of our current economic environment."

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick's major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors, slotwall and slotwall components, countertops, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

(574) 294-7511

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